-----------------------------
                                                            OMB APPROVAL
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                                                   OMB Number:        3235-0145
                                                   Expires:     August 31, 1999
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                                                   hours per response . . .14.90
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                 Gene Logic Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   368689 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)
                               Page 1 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page  2   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners, L.P.                                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 2 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page  3   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Adjunct) L.P.                          |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 3 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page  4   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management L.P.                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 4 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page  5   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Bermuda) Limited Partnership           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 5 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page  6   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management (Bermuda) Limited Partnership                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 6 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page  7   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners II, L.P.                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 7 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page  8   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Adjunct) II, L.P.                      |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 8 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page  9   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (GS-Adjunct) II, L.P.                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 9 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 10   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management II, L.P.                                            |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 10 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 11   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Bermuda) II Limited Partnership        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 11 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 12   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management (Bermuda) II Limited Partnership                    |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 12 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 13   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management (Bermuda) II Ltd.                                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Company                                                    |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                               Page 13 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 14   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Edmund M. Olivier                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 14 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 15   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Cornelius T. Ryan                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 15 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 16   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Alan G. Walton                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  13,750 Shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  13,750 Shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,826,410 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.3%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 16 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 17   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Jonathan J. Fleming                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,812,660 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,812,660 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,812,660 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 17 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 18   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Oxford Bioscience Partners L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) L.P., a Delaware limited partnership; (iii) OBP Management L.P., a Delaware limited partnership; (iv) Oxford Bioscience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) Limited Partnership, a Bermuda limited partnership; (vi) Oxford Bioscience Partners II, L.P., a Delaware limited partnership; (vii) Oxford Bioscience Partners (Adjunct) II, L.P., a Delaware limited partnership; (viii) Oxford Bioscience Partners (GS-Adjunct) II, L.P., a Delaware limited partnership; (ix) OBP Management II, L.P., a Delaware limited partnership; (x) Oxford Bioscience Partners (Bermuda) II Limited Partnership, a Bermuda limited partnership; (xi) OBP Management (Bermuda) II Limited Partnership, a Bermuda limited partnership;
(xii) OBP Management (Bermuda) II Ltd., a Bermuda company; (xiii) Edmund M. Olivier; (xiv) Cornelius T. Ryan; (xv) Alan G. Walton and (xvi) Jonathan J. Fleming.


Item 1(a).   Name of Issuer:  Gene Logic Inc.
             --------------

Item 1(b).   Address of Issuer's Principal Executive Offices:
             ------------------------------------------------
             708 Quince Orchard Road, Gaithersburg, Maryland 20878

             Item 2(a)                            Item 2(b)                 Item 2(c)
             ---------                            ---------                 ---------
                                                                       Citizenship or Place
       Name of Person Filing                       Address              of Organization
       ---------------------                       -------              ---------------
Oxford Bioscience Partners L.P.       Oxford Bioscience Partners             Delaware
     ("OBP")                          315 Post Road West
                                      Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners             Delaware
     (Adjunct) L.P. ("OBP Adjunct")   315 Post Road West
                                      Westport, CT 06880

OBP Management L.P. ("OBP             Oxford Bioscience Partners             Delaware
     Management"), the general        315 Post Road West
     partner of OBP and OBP Adjunct   Westport, CT 06880

Oxford Bioscience Partners            Richmond House                         Bermuda
     (Bermuda) Limited Partnership    Par-la-Ville Road
     ("OBP Bermuda")                  Hamilton, Bermuda

OBP Management (Bermuda) Limited      Richmond House                         Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda"), the general partner   Hamilton, Bermuda
     of OBP Bermuda

Oxford Bioscience Partners II, L.P.   Oxford Bioscience Partners             Delaware
     ("OBP II")                       315 Post Road West
                                      Westport, CT 06880


Oxford Bioscience Partners            Oxford Bioscience Partners             Delaware
     (Adjunct) II, L.P. ("OBP         315 Post Road West
     Adjunct II")                     Westport, CT 06880


Oxford Bioscience Partners            Oxford Bioscience Partners             Delaware
     (GS-Adjunct) II, L.P. ("OBP      315 Post Road West
     GS-Adjunct II")                  Westport, CT 06880

                               Page 18 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 19   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

OBP Management II, L.P. ("OBP         Oxford Bioscience Partners             Delaware
     Management II"), the general     315 Post Road West
     partner of OBP II, OBP Adjunct   Westport, CT 06880
     II and OBP GS-Adjunct II


Oxford Bioscience Partners            Richmond House                         Bermuda
     (Bermuda) II Limited             Par-la-Ville Road
     Partnership ("OBP Bermuda II")   Hamilton, Bermuda


OBP Management (Bermuda) II Limited   Richmond House                         Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda II"), the general        Hamilton, Bermuda
     partner of OBP Bermuda II


OBP Management (Bermuda) II Ltd.      Richmond House                         Bermuda
     ("OBP Bermuda II Ltd"), the      Par-la-Ville Road
     corporate general partner of     Hamilton, Bermuda
     OBP Management Bermuda II


Edmund M. Olivier, a general          Oxford Bioscience Partners             United States
     partner of OBP Management, OBP   650 Town Center Drive
     Management Bermuda, OBP          Costa Mesa, California  92626
     Management II and OBP
     Management Bermuda II


Cornelius T. Ryan, a general          Oxford Bioscience Partners             United States
     partner of OBP Management, OBP   315 Post Road West
     Management Bermuda, OBP          Westport, CT 06880
     Management II and OBP
     Management Bermuda II


Alan G. Walton, a general partner     Oxford Bioscience Partners             United States
     of OBP Management, OBP           315 Post Road West
     Management Bermuda, OBP          Westport, CT 06880
     Management II and OBP
     Management Bermuda II


Jonathan J. Fleming, a general        Oxford Bioscience Partners             United States
     partner of OBP Management II     31 St. James Avenue, Suite 570
     and OBP Management Bermuda II    Boston, MA 02116

                               Page 19 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 20   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



Item 2(d).   Title of Class of Securities:  Common Stock, $.01 par value.
             ----------------------------

Item 2(e).   CUSIP Number:  368689 10 5
             ------------

Item 3.      If this statement is filed pursuant to Rules 13d-1(b), or
             ---------------------------------------------------------
             13d-2(b), check whether the person filing is a:
             -----------------------------------------------

             (a) [ ] Broker or Dealer registered under Section 15 of the
                     Securities Exchange Act of 1934 (the "Act").

             (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                     Act.

             (d) [ ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940.

             (e) [ ] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940.

             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

             (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)
                     (ii)(G) of the Act.

             (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                     Act.

             None of the above.

Item 4.      Ownership.
             ----------

             (a) Amount Beneficially Owned: As of December 31, 1998, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                 OBP:                                       995,282 Shares
                 OBP Adjunct:                               138,952 Shares
                 OBP Management:                            0 Shares
                 OBP Bermuda:                               276,119 Shares
                 OBP Management Bermuda:                    0 Shares
                 OBP II:                                    116,105 Shares
                 OBP Adjunct II:                            35,231 Shares
                 OBP GS-Adjunct II:                         113,959 Shares
                 OBP Management II:                         0 Shares
                 OBP Bermuda II:                            87,012 Shares
                 OBP Management Bermuda II:                 0 Shares
                 OBP Bermuda II Ltd:                        0 Shares
                 Mr. Olivier:                               0 Shares
                 Mr. Ryan:                                  0 Shares
                 Mr. Walton:                                0 Shares
                 Mr. Fleming:                               0 Shares

By virtue of their relationship as affiliated limited partnerships, whose sole general partners share a majority of individual general partners, OBP, OBP Adjunct, OBP Bermuda, OBP II, OBP Adjunct II; OBP GS-Adjunct II and OBP Bermuda II may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. Additionally, OBP owns presently exerciseable warrants to purchase an aggregate of 39,141 shares of Common Stock and OBP Bermuda owns presently exerciseable warrants to purchase an aggregate of 10,859 shares of Common Stock. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Adjunct, and OBP Bermuda Management, the general partner of OBP Bermuda. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares and warrants held by OBP, OBP Adjunct and OBP Bermuda. Additionally, Messrs. Ryan, Walton, Olivier and Fleming are general partners of both OBP Management II, the general partner of OBP II, OBP Adjunct II and OBP

                               Page 20 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 21   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

GS-Adjunct II, and OBP Management Bermuda II, the general partner of OBP Bermuda
II. Therefore, each of Messrs. Ryan, Walton, Olivier and Fleming may be deemed to own beneficially the shares held by OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. In addition, Mr. Walton owns options to purchase 37,500 shares of Common Stock of which 13,750 are vested and exercisable within 60 days of December 31, 1998. Therefore, Mr. Walton may be deemed to own beneficially an additional 13,750 shares of Common Stock.

             (b) Percent of Class:

                 OBP:                                       9.2%
                 OBP Adjunct:                               9.2%
                 OBP Management:                            9.2%
                 OBP Bermuda:                               9.2%
                 OBP Management Bermuda:                    9.2%
                 OBP II:                                    9.2%
                 OBP Adjunct II:                            9.2%
                 OBP GS-Adjunct II:                         9.2%
                 OBP Management II:                         9.2%
                 OBP Bermuda II:                            9.2%
                 OBP Management Bermuda II:                 9.2%
                 OBP Bermuda II Ltd:                        9.2%
                 Mr. Olivier:                               9.2%
                 Mr. Ryan:                                  9.2%
                 Mr. Walton:                                9.3%
                 Mr. Fleming:                               9.2%

The foregoing percentages are calculated based on the 19,646,071 share of Common Stock reported to be outstanding as of October 31, 1998 in the Quarterly Report on Form 10-Q of Gene Logic Inc.. for the quarter ended September 30, 1998, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

             (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                 OBP:                                       0 Shares
                 OBP Adjunct:                               0 Shares
                 OBP Management:                            0 Shares
                 OBP Bermuda:                               0 Shares
                 OBP Management Bermuda:                    0 Shares
                 OBP II:                                    0 Shares
                 OBP Adjunct II:                            0 Shares
                 OBP GS-Adjunct II:                         0 Shares
                 OBP Management II:                         0 Shares
                 OBP Bermuda II:                            0 Shares
                 OBP Management Bermuda II:                 0 Shares
                 OBP Bermuda II Ltd:                        0 Shares
                 Mr. Olivier:                               0 Shares
                 Mr. Ryan:                                  0 Shares
                 Mr. Walton:                                13,750 Shares
                 Mr. Fleming:                               0 Shares

                 (ii) shared power to vote or to direct the vote:

                 OBP:                                       1,812,660 Shares
                 OBP Adjunct:                               1,812,660 Shares
                 OBP Management:                            1,812,660 Shares
                 OBP Bermuda:                               1,812,660 Shares

                            Page 21 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 22   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                 OBP Management Bermuda:                    1,812,660 Shares
                 OBP II:                                    1,812,660 Shares
                 OBP Adjunct II:                            1,812,660 Shares
                 OBP GS-Adjunct II:                         1,812,660 Shares
                 OBP Management II:                         1,812,660 Shares
                 OBP Bermuda II:                            1,812,660 Shares
                 OBP Management Bermuda II:                 1,812,660 Shares
                 OBP Bermuda II Ltd:                        1,812,660 Shares
                 Mr. Olivier:                               1,812,660 Shares
                 Mr. Ryan:                                  1,812,660 Shares
                 Mr. Walton:                                1,812,660 Shares
                 Mr. Fleming:                               1,812,660 Shares

                 (iii) sole power to dispose or to direct the disposition of:

                 OBP:                                       0 Shares
                 OBP Adjunct:                               0 Shares
                 OBP Management:                            0 Shares
                 OBP Bermuda:                               0 Shares
                 OBP Management Bermuda:                    0 Shares
                 OBP II:                                    0 Shares
                 OBP Adjunct II:                            0 Shares
                 OBP GS-Adjunct II:                         0 Shares
                 OBP Management II:                         0 Shares
                 OBP Bermuda II:                            0 Shares
                 OBP Management Bermuda II:                 0 Shares
                 OBP Bermuda II Ltd:                        0 Shares
                 Mr. Olivier:                               0 Shares
                 Mr. Ryan:                                  0 Shares
                 Mr. Walton:                                13,750 Shares
                 Mr. Fleming:                               0 Shares

                 (iv) shared power to dispose or to direct the disposition of:

                 OBP:                                       1,812,660 Shares
                 OBP Adjunct:                               1,812,660 Shares
                 OBP Management:                            1,812,660 Shares
                 OBP Bermuda:                               1,812,660 Shares
                 OBP Management Bermuda:                    1,812,660 Shares
                 OBP II:                                    1,812,660 Shares
                 OBP Adjunct II:                            1,812,660 Shares
                 OBP GS-Adjunct II:                         1,812,660 Shares
                 OBP Management II:                         1,812,660 Shares
                 OBP Bermuda II:                            1,812,660 Shares
                 OBP Management Bermuda II:                 1,812,660 Shares
                 OBP Bermuda II Ltd:                        1,812,660 Shares
                 Mr. Olivier:                               1,812,660 Shares
                 Mr. Ryan:                                  1,812,660 Shares
                 Mr. Walton:                                1,812,660 Shares
                 Mr. Fleming:                               1,812,660 Shares

Each of OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd, Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaims beneficial ownership of any shares of Common Stock of Gene Logic Inc., except any shares held directly of record.

                               Page 22 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 23   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

Item 5.      Ownership of Five Percent or Less of a Class.
             ---------------------------------------------
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check
             the following:                                                [ ]


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
             ----------------------------------------------------------------
             Not applicable.


Item 7.      Identification and Classification of the Subsidiary Which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on by the Parent Holding Company.
             -------------------------------------------------------------
             Not applicable.


Item 8.      Identification and Classification of Members of the Group.
             ----------------------------------------------------------
             Not applicable. OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd, Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H) of the Act.


Item 9.      Notice of Dissolution of Group.
             -------------------------------
             Not applicable.


Item 10.     Certification.
             -------------
             Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 23 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 24   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


                                    Signature

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   February 12, 1999

                   OXFORD BIOSCIENCE PARTNERS L.P.

                   By:  OBP Management L.P., its general partner

                        By:          *
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                   By:  OBP Management L.P., its general partner


                        By:          *
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED PARTNERSHIP

                   By: OBP Management (Bermuda) Limited Partnership, its general partner

                        By:          *
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner

                   OBP MANAGEMENT L.P.

                   By:               *
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner

                   OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                   By:               *
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner

                   OXFORD BIOSCIENCE PARTNERS II L.P.

                   By:  OBP Management II L.P., its general partner

                        By:          *
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                               Page 24 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 25   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                   OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II, L.P.

                   By:  OBP Management II, L.P., its general partner

                        By:          *
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                   OXFORD BIOSCIENCE PARTNERS
                   (GS - ADJUNCT) II, L.P.

                   By:  OBP Management II, L.P., its general partner

                        By:          *
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                   OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

                        By:          *
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                   By: OBP Management (Bermuda) II Limited Partnership, its general partner

                        By:          *
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                   OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                   By:  OBP Management (Bermuda) II Ltd., its general partner

                        By:          *
                        ----------------------------------------
                        Jonathan J. Fleming
                        Director

                   OBP MANAGEMENT (BERMUDA) II LTD.

                        By:          *
                        ----------------------------------------
                        Jonathan J. Fleming
                        Director


                   *
                   ----------------------------------------
                   Cornelius T. Ryan


                    *
                   ----------------------------------------
                   Alan G. Walton

                               Page 25 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 26   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


                   *
                   ----------------------------------------
                   Edmund M. Olivier


                   *
                   ---------------------------------------
                   Jonathan J. Fleming


                                        *
                                        ----------------------------------------
                                        Jeffery M. Held
                                        Attorney-in-Fact

     This Schedule 13G was executed by Jeffrey M. Held pursuant to the Power of Attorney filed with the Securities and Exchange Commission herewith as
Exhibit 2.
----------

                               Page 26 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 27   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


                                    Exhibit 1
                                    ---------

                                    AGREEMENT

         Pursuant to Rule 13-d1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Gene Logic Inc.


Dated:   February 7, 1999

                   OXFORD BIOSCIENCE PARTNERS L.P.

                   By:  OBP Management L.P., its general partner

                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                   By:  OBP Management L.P., its general partner


                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED PARTNERSHIP

                   By: OBP Management (Bermuda) Limited Partnership, its general partner

                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner

                   OBP MANAGEMENT L.P.

                   By:  /s/ Cornelius T. Ryan
                        ----------------------------------------
                   Cornelius T. Ryan
                   General Partner

                   OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                   By:  /s/ Cornelius T. Ryan
                        ----------------------------------------
                   Cornelius T. Ryan
                   General Partner

                   OXFORD BIOSCIENCE PARTNERS II L.P.

                   By:  OBP Management II L.P., its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                               Page 27 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 28   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                   OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II, L.P.

                   By:  OBP Management II, L.P., its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                   OXFORD BIOSCIENCE PARTNERS
                   (GS - ADJUNCT) II, L.P.

                   By:  OBP Management II, L.P., its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                   OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                   By: OBP Management (Bermuda) II Limited Partnership, its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                   OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                   By:  OBP Management (Bermuda) II Ltd., its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        Director

                   OBP MANAGEMENT (BERMUDA) II LTD.

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        Director


                   /s/  Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan

                               Page 28 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 29   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



                   /s/  Alan G. Walton
                        ----------------------------------------
                        Alan G. Walton


                   /s/  Edmund M. Olivier
                        ----------------------------------------
                        Edmund M. Olivier


                   /s/  Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming

                               Page 29 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 30   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



                                    Exhibit 2
                                    ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Raymond N. Charest, Jeffrey M. Held, and Amy B. Rensko, and any one of them acting singly, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of the undersigned as an individual or on behalf of the undersigned's holding company, as the case may be, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc. granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as the undersigned might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Notwithstanding the foregoing, this Power of Attorney shall expire automatically upon the cessation of the undersigned's reporting obligations pursuant to sections 13 and 16 of the Exchange Act or on the date that each attorney-in-fact is no longer employed in their current capacities.



                  (REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)












                               Page 30 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 31   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 1999.


                   OXFORD BIOSCIENCE PARTNERS L.P.

                   By:  OBP Management L.P., its general partner

                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED PARTNERSHIP

                   By: OBP Management (Bermuda) Limited Partnership, its general partner

                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OBP MANAGEMENT L.P.

                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OBP MANAGEMENT (BERMUDA) LTD.

                        By: /s/ Edmund M. Olivier
                        ----------------------------------------
                        Edmund M. Olivier
                        Director


                   OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (ADJUNCT), L.P.

                   By:  OBP Management, L.P., its general partner

                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner


                   OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

                        By: /s/ Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan
                        General Partner

                               Page 31 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 32   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


                   OXFORD BIOSCIENCE PARTNERS II L.P.

                   By:  OBP Management II L.P., its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner


                   OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                   By: OBP Management (Bermuda) II Limited Partnership, its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner


                   OBP MANAGEMENT II, L.P.

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner


                   OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                   By:  OBP Management (Bermuda) II Ltd., its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        Director


                   OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II, L.P.

                   By:  OBP Management II, L.P., its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner

                               Page 32 of 33 pages

----------------------------------                   ---------------------------
|CUSIP NO. 368689 10 5           |   13G            |   Page 33   of 33 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


                   OBP MANAGEMENT (BERMUDA) II LTD.

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        Director


                   OXFORD BIOSCIENCE PARTNERS
                   (GS - ADJUNCT) II, L.P.

                   By:  OBP Management II, L.P., its general partner

                        By: /s/ Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming
                        General Partner


                   /s/  Cornelius T. Ryan
                        ----------------------------------------
                        Cornelius T. Ryan


                   /s/  Alan G. Walton
                        ----------------------------------------
                        Alan G. Walton


                   /s/  Edmund M. Olivier
                        ----------------------------------------
                        Edmund M. Olivier


                   /s/  Jonathan J. Fleming
                        ----------------------------------------
                        Jonathan J. Fleming



                               Page 33 of 33 pages